Exhibit 15b

               AMENDED DISTRIBUTION AND SHAREHOLDER SERVICING PLAN


         WHEREAS, WWW Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Trust is comprised of the series set forth on Schedule 1, as such schedule is revised from time to time (each, a "Portfolio"); and

         WHEREAS, the Trust desires to adopt this Plan pursuant to Rule 12b-1 under the Act, and the Trust's Board has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Portfolios and their shareholders' and

         WHEREAS, the Trust employs WWW Advisors, Inc. (the "Manager") as investment manager for the Portfolios' shares (the "Shares") pursuant to a Management Agreement dated as of the date hereof.

         NOW, THEREFORE, the Trust hereby adopts, and the Manager hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

        1.(a) Each Portfolio shall pay the Manager a shareholder servicing and distribution fee at the annual rate of .50% of its average daily net assets.

          (b) Such fee will be used in its entirety by the Manager to make payments for administration, shareholder services and distribution assistance, including, but not limited to (i) compensation to securities dealers and other organizations (each a "Service Organization" and collectively, the "Service Organizations"), for providing distribution assistance with respect to assets invested in the Portfolio, (ii) compensation to Service Organizations for providing administration, accounting and other shareholder services with respect to Portfolio shareholders, and (iii), otherwise promoting the sale of shares to the Portfolio, including paying for the preparation of advertising and sales literature and distribution of such promotional materials to prospective investors. Under the Plan, any fees not expended during the Funds' fiscal year will be rolled over into the following fiscal year. The Manager shall determine the amounts to be paid to third parties and the basis on which such payments will be made. Payments to a third party are subject to compliance by the third party with the terms of any related Plan agreement between the third party and the Merger.

          (c) For the purposes of determining the fees payable under this Plan, the value of each Portfolio's net assets shall be computed in the manner specified in the Trust's charter documents as then in effect for the computation of the value of such Portfolio's net assets.


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         2.      As respects each Portfolio, this Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the relevant Portfolio.

         3. As respects each Portfolio, this Plan shall not take effect until it, together with any related agreement, has been approved by vote of a majority of both (a) the Trust's Board and (b) those Trustees who are not "interested persons" of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related Agreements.

         4. As respects each Portfolio, this Plan shall remain in effect until June 30, 2002 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Manager shall provide to the Trust's Board and the Board shall review, at least quarterly, a written report of amounts paid hereunder and the purposes for which they were made.

         6. As respects each Portfolio, this Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of its outstanding voting securities.

         7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 2 hereof. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

         9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement of any such report, as the case may be, the first two years in an easily accessible place.

         10. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The name WWW Trust is the designation of the Trustees for the time being under an Amended and Restated Declaration of Trust dated May 8, 1996, as amended from time to time, and all persons dealing with the Trust must look solely to the property of the Trust for enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.

         IN WITNESS WHEREOF, the Trust, on behalf of the Portfolios, and the Merger have executed this Plan as of the date set forth below.

Dated:   October 28, 2000

                                    WWW TRUST

                                    By: /S/ LAWRENCE S. YORK
                                        --------------------
                                        Chairman of the Board

                                    WWW ADVISORS, INC.

                                    By: /S/ LAWRENCE S. YORK
                                        --------------------
                                        President



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                                   SCHEDULE 1

                  NAME OF SERIES                              ANNUAL FEE*
                  --------------                              ----------

                  WWW Internet Fund                           .50%
                  WWW Global Internet Fund                    .50%